Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, August 21, 2018 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of August 31, 2018 and payable on September 17, 2018 in the aggregate amount of $1,126,088.54 or $0.092562 per Trust Unit, based principally upon production during the month of June 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	47,134	1,571	58,601	1,953	$56.45	$4.29
Prior Month	48,664	1,570	62,590	2,019	$62.96	$3.86

Oil cash receipts for the properties underlying the Trust totaled $2.66 million for the current month, a decrease of $0.40 million from the prior month distribution period as a result of a reduction in sales volumes and oil prices compared to the prior month. Boaz Energy advised the Trustee that the reduction in sales volumes is primarily attributable to the shortened production month and the reduction in sales price was primarily attributable to an increase in the regional differentials to NYMEX, primarily the Midland Cushing differential and the West Texas Sour differential.

Despite a decrease in natural gas sales volumes, natural gas cash receipts increased slightly from $0.24 million in the prior distribution period to $0.25 million in the current month due to the increased gas prices.    Boaz Energy advised the Trustee that the decrease in sales volumes was primarily attributable to the shorter month along with lower sales volumes in Crane County due to high sales line pressure and downtime at the third-party gas processing plant.

Total direct operating expenses, including lease operating expenses and workover expenses, were $0.60 million, an increase of $0.08 million from the prior month. Severance and ad valorem taxes were $0.22 million.

Capital expenditures were $0.49 million in the current month. Boaz Energy advised the Trustee that capital expenditures were primarily attributable to the drilling program for non-operated wells in Crane and Ward Counties along with non-operated recompletion projects in Glasscock County, and that due to the success of both programs, Boaz has increased its capital budget for the second half of 2018 to $1.2 million to continue the development programs.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the Trust’s initial public offering. The risk factors and other factors noted in the Trust’s prospectus could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President and Trust Officer
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com